Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 59 to the Registration Statement on Form N-1A of Fidelity California Municipal Trust: Fidelity California Municipal Income Fund of our report dated April 11, 2011 and Fidelity California Short-Intermediate Tax-Free Bond Fund of our report dated April 12, 2011 on the financial statements and financial highlights included in the February 28, 2011 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts April 25, 2011